Exhibit 99.1

Transcept Pharmaceuticals Receives Notice of Allowance

for U.S. Patent Application on Intermezzo®

Patent to Cover Low-Dose Formulation

of Zolpidem for Transmucosal Absorption

Point Richmond, CA, November 4, 2009 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT) today announced that it has received a Notice of Allowance from the United States Patent and Trademark Office (USPTO) for claims under U.S. patent application no. 11/833,323, which covers the use of Intermezzo® (zolpidem tartrate sublingual tablet), the lead Transcept product candidate. Once issued, this patent will expire in February 2025.

“This Notice of Allowance represents a significant accomplishment for Transcept and is an important event in our Intermezzo® product development program,” commented Glenn A. Oclassen, President and Chief Executive Officer. “Once issued, this patent is expected to provide an important layer of intellectual property protection covering our proprietary low-dose sublingual Intermezzo® formulation. This patent allowance is a testament to the scientific talent of its inventor, Nikhilesh Singh, Ph.D., Transcept Co-Founder and Chief Scientific Officer.”

Mr. Oclassen continued, “In addition to this formulation patent, there are other key elements to our program to protect Intermezzo®. These include the three years of Hatch-Waxman regulatory exclusivity which we have requested that the U.S. Food and Drug Administration (FDA) grant to Intermezzo®, and additional patent applications under review by the USPTO that include a second formulation patent application and another family of patent applications for methods of treating middle of the night awakenings.”

Under the terms of the exclusive license and collaboration agreement between Transcept and Purdue Pharmaceutical Products L.P. to commercialize Intermezzo® in the United States, Transcept is eligible to receive a $10 million milestone payment from Purdue after the listing of the issued patent subject to the Notice of Allowance in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or Orange Book. The obligation of Purdue to make this milestone payment is subject to an FDA approval of Intermezzo® and Purdue electing to continue with the alliance after its review of the terms of such FDA approval, if such approval is received.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in neuroscience. The most advanced Transcept product candidate is Intermezzo® (zolpidem tartrate sublingual tablet), for which a New Drug Application (NDA) was submitted to the U.S. Food and Drug Administration (FDA) in September 2008 seeking approval as a prescription sleep aid for use in the middle of the night at the time a patient awakens and has difficulty returning to sleep. In October 2009, Transcept received a Complete Response Letter from the FDA on the Intermezzo® NDA and is working to respond to issues raised in the letter. Transcept and Purdue Pharmaceutical Products, L.P. have entered into a collaboration agreement for the development and commercialization of Intermezzo® in the United States. For further information, please visit the company’s website at: www.transcept.com.

Forward Looking Statements

This press release contains forward looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). Transcept disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the safe harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, the ability of patents to provide important intellectual property protection for Intermezzo®; expectations with regard to Hatch-Waxman regulatory exclusivity; expectation of patent issuance and Orange Book listing after a Notice of Allowance is published by the USPTO; the potential favorable outcome of additional patent prosecution and issuance efforts in favor of Intermezzo®; expectations with respect to the activities of Transcept and Purdue and the satisfaction of conditions and obligations under the parties’ United States License and Collaboration Agreement (the Collaboration Agreement); expectations regarding potential milestone payments under the Collaboration Agreement; the ability of Transcept to satisfy the issues raised by the FDA in the Complete Response Letter; and the timing of regulatory submissions and decisions with respect to the NDA for Intermezzo® with the FDA. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, whether Transcept is able to satisfy concerns expressed by FDA in its October 28, 2009 Complete Response Letter and otherwise satisfy FDA that the Intermezzo® NDA is sufficient to approve Intermezzo® for its intended indication and any further delays in, and the final form of, any FDA approval of Intermezzo®; possible claims of patent invalidity; obtaining patent issuance, maintaining adequate patent protection and successfully enforcing such patent claims against third parties; commercializing Intermezzo® without violating the intellectual property rights of others; obtaining and maintaining Hatch-Waxman exclusivity for Intermezzo®; a decision by Purdue to terminate the Collaboration Agreement, even if the Intermezzo® NDA is approved; obtaining and maintaining Hatch-Waxman exclusivity for Intermezzo® and other difficulties or delays in, clinical development, market acceptance and commercialization of Intermezzo®.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Director of Corporate Communications

(510) 215-3675

gmann@transcept.com